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                              EMPLOYMENT AGREEMENT

                                    BETWEEN

                      SEMINIS VEGETABLE SEEDS ("COMPANY")

                                      AND

                          GASPAR ALVAREZ ("EMPLOYEE")


This Agreement confirms the Company's of employment to Employee, and Employee's appointment as Vice President and Worldwide Comptroller for Seminis, Inc. The following is an outline of the terms of this offer:

EMPLOYMENT DATE. Employee's date of employment with Seminis Vegetable Seeds was April 1, 2000. For purposes of retirement program and vacation eligibility Employee will be given credit for any prior service with a Pulsar company.

POSITION. This is an exempt position (meaning that it is exempt from overtime regulations) based in Oxnard, California. Employee will report to Mr. Eugenio Najera, the President and COO.

COMPENSATION. Employee's bi-weekly pay will be based on an annual salary of $203,750 in the U.S., with a payment of approximately $39,100 in Mexico. U.S. paydays are every other Friday. As a service, Employee can elect for paychecks to be electronically transferred to a checking or savings account.

INCENTIVE PROGRAM. Employee will participate in the Seminis Management Incentive Program, with a target annual incentive of 45% of base annual salary. The amount of any incentive payment depends upon Employee's individual performance and on the Company meeting its business and financial goals. In addition Employee will be eligible to participate in the Seminis Stock Option Plan.

EXPATRIATE BENEFITS. During the first two years of Employee's assignment in the United States, he will be eligible for the following expatriate benefits:

     1. A gross EXPATRIATE ALLOWANCE of 10% of Employee's annual base salary.

     2. An annual TRAVEL ALLOWANCE for return trips to home location for Employee and family of $7,700 net.

     3. An annual HOUSING ALLOWANCE of up to $36,000 net.
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Expatriate benefits are paid in two equal payments (50% each), in January and
July of every year.

After two years of expatriate benefits, Employee will be eligible to receive expatriate benefits for one more year at 50% of the normal benefit level. After the third year, all expatriate benefits will cease.

COMPANY VEHICLE. Employee will be provided with a company vehicle. To account for the private use of the vehicle, a fixed amount (currently $60.81) of Employee's income will be credited, taxed, and then deducted each bi-weekly pay period. Employee agrees to promptly notify the Company if his driver's license become suspended, revoked or expires.

GROUP INSURANCE PROGRAM. Employee will be eligible to participate in the Company's group insurance programs (medical, dental, vision & life insurance.) There is an employee contribution required for participation in the medical, dental and vision programs.

RETIREMENT PROGRAM. Employee will be eligible to participate in the Company's retirement program which includes the following three components:

     401(k) SAVINGS -- Eligible employees can contribute up to 15% of pay on a pre-tax basis, up to an annual limit set by the Internal Revenue Service
     (IRS). The Company will provide a 50% match on the first 6% of Employee contributions.

     PENSION -- Each year the Company will make a contribution to Employee's account distributed according to his age with a range of .75% to 4% of eligible earnings.

     PROFIT SHARING -- The company may make a discretionary contribution of 0% to 5% of Employee's account

SEVERANCE/NON-COMPETE. If Employee's employment with Seminis is involuntarily terminated for any reason (except for gross misconduct) or if Employee terminates employment within one year of a change in control of the ownership of the Company, Employee will receive a continuation of pay for a period based on the following formula:

     Period of continued pay equals three months plus 20 days per year of service (assuming a service beginning year of 1977.)

In order to receive continued pay Employee must also sign a Release Agreement as provided by the Company. During this period of continue pay, Employee will make himself available to answer business-related questions by phone or in person, as needed. In addition, during this period Employee will not compete with Seminis in any way, and will not act as an officer, director, employee, consultant, adviser, or agent of any business that is in competition with Seminis.
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Severance benefits are not payable upon transfer to a Seminis affiliated company

CONDITIONS OF EMPLOYMENT. Employment with Company is at mutual consent of both parties. Employee's employment will be "at will" which means that either Employee or the Company may terminate the employment relationship at any time, with or without cause or advance notice. The Company reserves its rights to modify Employee's position and to use its own discretion in deciding when and how discipline is imposed.

ENTIRE AGREEMENT. This letter constitutes the entire agreement between Employee and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific written agreement signed by Employee and the President of SVS.


/s/ Bruno Ferrari                                              07/01/01
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Bruno Ferrari,                                                    Date
Executive Sr. VP, Human Resources
Seminis Vegetable Seeds


/s/ Gaspar Alvarez                                             07/01/01
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Gaspar Alvarez                                                   Date